                                                             Exhibit 10.28

December 23, 1997

Mr. Harry Carmitchel
7437 Oak Shore Drive
Portage, MI  49024

Dear Harry:

We are pleased to confirm our offer of employment as Vice President - Applied Products for AAF-McQuay Inc. Your starting salary will be $16,667 per month, an annual equivalent of $200,000, paid bi-weekly. You will be eligible to participate in our Management Incentive Program at a 50% EV level. We will guarantee the EV value of this bonus opportunity for FY 98 and FY 99. This guarantee will be included in your base salary. For the balance of this Fiscal Year, your monthly earnings will be a base of $16,667, plus an additional $16,667 for the guaranteed portion of the bonus opportunity. Beginning July 1, 1998, your salary will reflect the $16,667 per month but the guaranteed portion of the bonus will be changed to $8,333 per month. Of course, any adjustment to your base during the next 18 months will cause a recalculation of the bonus guarantee since this is a reflection of a per cent of base salary.

In addition, within the Management Incentive Plan there is an Over Achievement
(OA) opportunity which will reflect a blend of the Chiller Business Unit July STP with the Air Handling Business Unit January STP for Net Capital Employed
(NCE),and EBITDA, weighted 30% and 70% respectively. This OA amount will be for the second half of FY 98 and thus will have a maximum payout of $50,000.

We also agree to provide you with relocation assistance per policy (forwarded earlier) except that the provision for miscellaneous expenses, currently capped at $5000, will be raised to $10,000. Also, we appreciate the uncertain home market conditions currently going on in Kalamazoo and the negative impact this could have on your equity position when selling your home. Recognizing that equity is a combination of original purchase price, current appraised value, and final sale price, we are interested in helping you protect your investment. Not knowing what that might mean, I'd like to suggest that we have Corporate Transfer Service get involved in your selling strategy and look to them to assist us in recommending a plan which serves both of our interests.

Group life, dental, and health insurance will be available to you on the first of the month following your employment.. Your life will automatically be insured in the amount of $50,000 with an optional one or two times your basic annual salary also available if you should elect this additional coverage. The various insurance plans for you and your eligible dependents will be described in greater detail during your benefit orientation session. You are eligible to enroll in our 401(k) Savings Plan and Pension plan after one year of service. You will also accrue vacation at a rate of 3 weeks per year, beginning immediately, with future accrual changes to be based on the normal vacation schedule. However, we will credit you with two weeks of vacation immediately.


Mr. Harry Carmitchel
December 23, 1997
Page 2


AAF-McQuay, Inc. believes that a work environment free of drug and alcohol abuse is healthier, safer, and more productive. AAF-McQuay, Inc. and its employees have a responsibility to maintain such a workforce under the Drug Free Workplace Act of 1988. Each candidate offered a position at AAF-McQuay, Inc. is required to take a drug screening test. Refusal to take the test, or if the test results show evidence of use of drugs will cause that candidate not to be employed.

Under current Federal regulations, AAF-McQuay, Inc. may hire only citizens or aliens who are authorized to work in the United States. If you accept an offer from AAF-McQuay Inc., before you will be placed on the payroll, you will be required to document that you are a U.S. citizen or an alien authorized to work in the United States. One of the following documents must be reviewed before you can begin employment: a U.S. passport, a Certificate of U.S. Citizenship, a Certificate of Naturalization, or an unexpired foreign passport with an attached Employment Authorization, or other acceptable documentation.

We understand your start date to be January 5, 1997. We feel we have an exciting and challenging opportunity for you and we are looking forward to having you join us.



Sincerely,



Gary Boyd
Vice President, Human Resources

GB:kh

cc:  Joseph Hunter